Exhibit 99.1

Item 6.  Selected Consolidated Financial Data

As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1 and SFAS 160.

The financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our Consolidated Financial Statements and notes thereto included elsewhere herein.

	Years ended December 31,
	2008(1)	2007(2)	2006(3)	2005(4)	2004(5)
	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$442,809	$402,475	$441,034	$410,190	$390,443
Operating (loss) income	(70,558)	(12,061)	22,456	11,066	(11,558)
Net (loss) income attributable to Veeco	$(75,191)	$(19,210)	$14,917	$(897)	$(62,555)
Net (loss) income per common share:
Net (loss) income attributable to Veeco	$(2.40)	$(0.62)	$0.49	$(0.03)	$(2.11)
Diluted net (loss) income attributable to Veeco	$(2.40)	$(0.62)	$0.48	$(0.03)	$(2.11)
Weighted average shares outstanding	31,347	31,020	30,492	29,921	29,650
Diluted weighted average shares outstanding	31,347	31,020	31,059	29,921	29,650

	Years ended December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$103,799	$117,083	$147,046	$124,499	$100,276
Working capital	168,528	174,516	248,060	229,650	216,802
Goodwill	59,160	100,898	100,898	99,622	94,645
Total assets	429,541	529,334	589,600	567,860	576,913
Long-term debt (including current installments)	98,526	132,118	209,204	229,580	229,935
Shareholders’ equity	225,810	289,158	283,393	248,587	252,352

(1)                                Operating loss and net loss attributable to Veeco include a $73.3 million asset impairment charge of which $52.3 million was related to goodwill and $21.0 million was related to other long-lived assets, a restructuring charge of $10.6 million consisting of lease-related commitments, the mutually agreed-upon termination of the employment agreement with our former CEO and personnel severance costs, an inventory write-off of $2.9 million included in cost of sales in Metrology and $1.5 million in cost of sales related to the required purchase accounting adjustment to write up inventory to fair value in connection with the purchase of Mill Lane Engineering. Net loss attributable to Veeco also reflects a net gain from the early extinguishment of debt in the amount of $3.8 million and the elimination of 80.1% of the net operating results of the Fluens Corporation (“Fluens”) due to the noncontrolling interest.

(2)                                Operating loss and net loss attributable to Veeco include restructuring expenses of $6.7 million, as well as charges of $1.1 million and $4.8 million associated with the write-off of property and equipment and inventory, respectively, related to product lines discontinued as part of management’s cost reduction plan. Net income attributable to Veeco also reflects a net gain from the early extinguishment of debt in the amount of $0.7 million and the elimination of 80.1% of the net operating results of Fluens due to the noncontrolling interest.

(3)                                Operating income and net income attributable to Veeco are net of a write-off of $1.2 million of in-process research and development projects related to the Fluens acquisition. Net income attributable to Veeco also reflects a net gain from the early extinguishment of debt in the amount of $0.3 million and the elimination of 80.1% of the net operating results of Fluens due to the noncontrolling interest.

(4)                                Operating income and net loss attributable to Veeco include restructuring expenses of $1.2 million.

(5)                                Operating loss and net loss attributable to Veeco include (a) restructuring costs of $2.8 million, (b) costs related to the internal investigation of improper accounting transactions at our TurboDisc business unit of $0.8 million, (c) asset impairment charges of $0.8 million related to the consolidation of the Advanced Imaging, Inc. (“Aii”) and MTI businesses, and (d) $0.6 million related to the write-off of purchased in-process technology in connection with the MTI acquisition. Net loss attributable to Veeco also includes a charge of approximately $54.0 million to establish a valuation allowance against substantially all of our domestic net deferred tax assets.